Exhibit 10.13

Dated:           October 2003

THE INTERNATIONAL PETROLEUM EXCHANGE OF

LONDON LIMITED

and

THE LONDON CLEARING HOUSE LIMITED

Clearing Services Agreement

Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

This Agreement is made on           October 2003 between:

(1)	The International Petroleum Exchange of London Limited whose registered office is at International House, 1 St Katharine’s Way, London E1W 1 UY (“the IPE”); and

(2)	The London Clearing House Limited whose registered office is at Aldgate House, 33 Aldgate High Street, London EC3N 1 EA (“LCH”) (each a “Party” and together the “Parties”).

Recitals:

(A)	The IPE carries on the business of operating an Exchange for the trading and execution of Futures and Options.

(B)	LCH is a Recognised Clearing House and provides central counterparty and ancillary services to the IPE in such capacity.

(C)	Under an agreement dated 28 May 1988, the IPE appointed LCH as the clearing house to provide services in relation to certain contracts traded on the IPE. The IPE and LCH now wish to amend the terms and conditions upon which LCH provides these services.

It is agreed as follows:

1	Definitions and Interpretation

1.1	The following definitions shall apply unless the context requires otherwise:

“Agreed Period” means the period of five years from the Olympus Completion Date or, if shorter, the Term.

“Board” means the board of directors of the relevant company.

“Business Continuity Arrangements” means the arrangements referred to in Schedule 3 (Business Continuity Arrangements).

“Business Day” means Monday to Friday inclusive except for days which are English bank or public holidays.

“CFTC” means the Commodity Futures Trading Commission of the United States of America and, where applicable, any successor thereto.

“Change” has the meaning ascribed to that term by sub-clause 6.2.

“Change Control Procedure” means the procedure for agreeing amendments to this Agreement contained in Schedule 5 (Change Control).

“Clearing Member” means an IPE Member who is, at the relevant time, a member of LCH authorised by LCH to clear eligible IPE Contracts.

“Clearing Membership Agreement” means the agreement by that name as prescribed from time to time by LCH and any authorisation given by LCH to a member to clear IPE Contracts.

“Client Account” means an account of a Clearing Member maintained with LCH in respect of the Clearing Member’s transactions for segregated customers, which is designated by LCH as a client account.

“Contract Rules” has the meaning ascribed to that term in the IPE Regulations.

“Current Contract” means any of the following contracts: IPE Brent Futures and Options Contracts, the IPE Gas Oil Futures and Options Contracts and the IPE Natural Gas Futures Contract, traded as such on the IPE at the date of this Agreement.

“Default Notice” has the meaning ascribed to it in the LCH Regulations.

“Energy Product” means contracts, including Options and Futures, over or in respect of oil and oil products, coal, natural gas, electricity or any other similar products.

“Exchange” means a Recognised Investment Exchange or a body providing similar functions and which is subject to equivalent standards whether in the United Kingdom or elsewhere.

“Exit Management Plan” has the meaning ascribed to that term in Schedule 8 (Exit Management).

“Exit Phase” means the period commencing on the date a notice to terminate this Agreement is served pursuant to Clause 14 and ending on the completion of the replacement of services by (a) Successor Operator(s).

“Fees” means the charges made by LCH to Clearing Members in respect of the Services, as subject to Schedule 4 (Fees).

“Force Majeure Event” has the meaning ascribed to that term in sub-clause 13.1.

“FSA” means the Financial Services Authority and, where applicable, any successor thereto.

“FSA Rules” means the relevant rules made by FSA from time to time.

“FSMA” means the Financial Services and Markets Act 2000.

“Futures” means any futures or contracts for differences etc. contract as defined by Articles 84 and 85 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 admitted for trading on the IPE.

“Good Industry Practice” means, in relation to any undertaking and any circumstances, the exercise of the degree of skill, care, prudence and foresight and application of standards which could then reasonably be expected of a skilled and experienced person engaged in providing services of the nature of the relevant Services.

“Group” has the same meaning as in the Companies Act 1985 and “Group Companies” means persons (whether or not companies) who are (or, if they were companies, would be) in the same Group.

“Intellectual Property Rights” means trade marks, service marks, trade names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, database rights, domain names and all other similar proprietary rights in the United Kingdom (including know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“IPE Contract” means any and all types of Futures or Options on the terms of an Exchange contract which may now, or at any future time, be tradable under the IPE Regulations and which, under the IPE Regulations and the LCH Regulations, are permitted or required to be presented for registration and clearing to LCH.

“IPE Contract Manager” means the person(s) nominated by the IPE to manage the relationship between the Parties under this Agreement.

“IPE Dependency” means those activities and/or matters set out in Schedule 9 (IPE Dependencies), being activities and/or matters upon which LCH’s ability to perform some or all of the Services is dependent.

“IPE Market” means a market operating under the IPE Regulations.

“IPE Materials” means: (1) any Material (including, for the avoidance of doubt, the Current Contracts and any New Contracts) provided or made available by or on behalf of the IPE or any member of the IPE Group to LCH under this Agreement or relating to the Services, whether or not developed by LCH; and (2) any Material developed by LCH or a Group Company of LCH for the IPE where that development has been commissioned and paid for by the IPE.

“IPE Member” means a member of the IPE as defined in the IPE Regulations.

“IPE Regulations” means the regulations, rules and Contract Rules of the IPE as from time to time in force and/or any arrangements, directions and provisions made thereunder, as the context may require.

“IPE Regulators” means FSA and any other relevant regulator in another jurisdiction.

“IPE System” means the IT System owned or used by the IPE in connection with the Services.

“IT System” means:

(i)	computer equipment (including, without limitation, computer processors, computer terminals, printers, modems, input devices, output devices, other computer peripherals, communications equipment and consumables); and

(ii)	computer programs (including, without limitation, scripts, templates, operating systems, application programs, macros, batch codes, databases, and associated specifications, plans, methodologies, reports, processes, designs and know-how).

“Law” means relevant laws and licences, statutory instruments, rules and regulations having the force of law imposed by a governmental or other regulatory authority from time to time.

“LCH Contract Manager” means the person(s) nominated by LCH to manage the relationship between the Parties created by this Agreement.

“LCH General Policy” means the general policy which LCH uses with regard to the markets for which it provides central counterparty services, which is to treat all markets substantially equally, except to the extent that LCH reasonably determines that the requirements applicable to a market must be tailored to meet the characteristics and needs of the particular market place, or to ensure and maintain standards that do not adversely affect LCH’s risk, or to maintain the integrity and security appropriate to the relevant market.

“LCH Materials” means any specifications, plans, methodologies, software, databases, reports, processes, designs, documentation and know-how provided or made available by or on behalf of LCH to the IPE for the proper purposes of this Agreement other than the IPE Materials.

“LCH Procedures” means the procedures of LCH as from time to time in force, as published from time to time by LCH.

“LCH Regulations” means the Regulations and Default Rules of LCH, as published from time to time by LCH.

“London SPAN” means the margining system operated by LCH as at the date of this Agreement and known as “London SPAN”.

“Material” means specifications, plans, methodologies, software, databases, reports, processes, designs, documentation, information and/or know-how.

“New Contract” means, at the relevant time, any Futures or Options contract which is not a Current Contract but which is introduced to trading by the IPE and accepted for clearing by LCH pursuant to paragraph 6 of Schedule 1 (The Services).

“Olympus Completion Date” means the date upon which the proposed merger (as set out in the Scheme Document) between LCH and Clearnet SA is completed. For this purpose, “Scheme Document” means the document by that name which has been, or will be, sent to the shareholders of LCH setting out details of a proposed establishment of LCH Clearnet Group Limited as a holding company of LCH and Clearnet SA and containing details of the Scheme of Arrangement to be made under section 425 of the Companies Act 1985.

“Options” means any options contract as defined by Article 83 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 admitted for trading on the IPE.

“Recognised Clearing House” or “RCH” means a clearing house recognised under FSMA.

“Recognised Investment Exchange” or “RIE” means an exchange recognised under FSMA.

“Recognition Requirements” means the threshold conditions for recognition of a Recognised Investment Exchange or, as the case may be, a Recognised Clearing House for the purposes of FSMA and the regulatory obligations of a Recognised Investment Exchange or, as the case may be, a Recognised Clearing House, including the Financial Services and Markets Act 2000 (Recognition Requirements for Investment Exchanges and Clearing Houses) Regulations 2001 and the provisions of REC in the FSA Rules, each as amended from time to time.

“Registration System” means the trade registration system, including the relevant hardware and software, from time to time used by the IPE to support the registration of IPE Contracts, pre-trade administration and the routing of matched trades to LCH, being at the date of this Agreement the system known as TRS.

“Registered Contract” means a contract arising between a Clearing Member and LCH upon the registration of an IPE Contract pursuant to the LCH Regulations.

“Rules” means the IPE Regulations, the LCH Regulations and the LCH Procedures.

“Service Levels” means the measure(s) of the standard(s) to which the Services are to be performed, as set out in Schedule 2 (Service Levels).

“Services” means the services provided by LCH pursuant to this Agreement, as defined in paragraph 1 of Schedule 1, as amended from time to time in accordance with this Agreement (The Services). References in this Agreement to the provision or receipt of the Services to/by the IPE mean the provision or receipt of such of the Services to be provided to IPE as described in Schedule 1 (The Services).

“Successor Operator(s)” means the entity or entities (which may include the IPE) succeeding LCH in the provision or operation of services similar to and/or part of all of the Services.

“Term” has the meaning ascribed to it in Clause 2.

1.2	Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an Act of Parliament.

1.3	Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4	Modification, etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this sub-clause 1.4 shall operate to increase the liability of any Party beyond that which would have existed had this sub-clause 1.4 been omitted.

1.5	Companies Act 1985

The expression “holding company” shall have the same meaning in this Agreement as its definition in the Companies Act 1985.

1.6	Clauses, Schedules, etc.

References to this Agreement include any Recitals and Schedules to it and this Agreement as from time to time amended and references to Clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to Clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules to, this Agreement.

1.7	Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.8	Information

Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Analogous terms, etc.

1.9.1	Any reference to any English legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than England, be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction, as the context reasonably requires, so as to produce, as nearly as possible, the same effect in relation to that jurisdiction as would be the case in relation to England.

1.9.2	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

2	Term

2.1	This Agreement will come into effect on the date of this Agreement, except that the provisions listed in sub-clause 2.2 below will come into effect on the Olympus Completion Date. This Agreement shall continue in force until terminated in accordance with the terms of this Agreement (the “Term”).

2.2	The provisions referred to sub-clause 2.1 above are:

(i)	sub-clause 3.3 (Charges) and Schedule 4 (Fees);

(ii)	sub-clause 4.1 (Provision of Trading Facilities);

(iii)	sub-clause 4.2 (Exclusive Arrangements); and

(iv)	sub-clause 15.2 (Whole Agreement) with respect to the matters referred to in the other provisions listed in this sub-clause 2.2.

2.3	The Parties agree that with effect from the date of this Agreement, the agreement between them entitled “Agreement as to Clearing” dated 27 May 1988, together with all amendments thereto (including but not limited to the letter dated 1 July 1996 between the Parties in respect of that agreement) shall terminate and cease to have any force and effect.

3	Scope of this Agreement

3.1	Appointment and Services

3.1.1	LCH shall provide the Services during the Term in accordance with the terms of this Agreement.

3.1.2	In accordance with the terms of this Agreement, LCH shall be central counterparty to, and clear, IPE Contracts submitted to it for clearing.

3.1.3	The Parties acknowledge that some of the Services will be provided to Clearing Members and some to the IPE. The provision of those Services to Clearing Members,

and the relationship between those Clearing Members and LCH, shall be governed by and subject to, inter alia, the Clearing Membership Agreement and the LCH Regulations. The Parties acknowledge and agree that neither the Clearing Members nor the IPE Members nor any other person (other than the Parties) shall acquire any rights in respect of this Agreement.

3.2	Nature of Appointment

LCH is the IPE’s preferred supplier of the Services. LCH acknowledges that the IPE has the right to obtain services (including any one or more of the Services), whether generally or in relation to a particular type or types of IPE Contract, directly from other persons (whether the IPE itself, any member of the IPE Group, or a third party).

3.3	Charges

LCH shall be entitled to charge clearing fees to Clearing Members in accordance with Schedule 4 (Fees) to this Agreement.

3.4	Adoption of and Adherence to Service Levels

3.4.1	The Parties agree from the date of this Agreement to negotiate in good faith with a view to agreeing Service Levels in respect of the Services. The Parties shall arrange a meeting within 2 months of the date of this Agreement, at which meeting duly authorised representatives of the Parties shall attend and seek to agree a process and timetable for achieving agreement to Service Levels. That timetable shall provide for completion of the process within 9 months of the date of this Agreement except as the Parties may otherwise agree. Completion of that process will be achieved when the Parties each sign a copy of the agreed form document to constitute Schedule 2 (Service Levels). For the avoidance of doubt, the Change Control Procedure shall not apply to this process.

3.4.2	Except in the instances where the Parties expressly agree otherwise, the Service Levels shall include sanctions for material or persistent failure to meet the agreed Service Levels. The Service Levels shall classify breaches as minor, material or very material and set out the sanction in each case. Persistent minor failures shall be deemed material and persistent material failures shall be deemed very material. One or more very material failures shall constitute a material breach of this Agreement. Sanctions for material breaches may include an adjustment to clearing fees.

3.4.3	LCH shall provide the Services in accordance with:

(i)	The Service Levels, Good Industry Practice and the terms of this Agreement (including, without limitation, Schedules 1 (The Services), 2 (Service Levels) and 10 (Information Technology and Data Protection); and

(ii)	English Law and/or the Law of domicile of Clearing Members, as applicable.

3.5	Service Review

3.5.1	The IPE and LCH shall conduct periodic reviews of the provision of the Services and the terms upon which the Services are provided in order to assist the IPE in complying with FSA’s principles on material outsourcing so as to ensure that the IPE complies with its obligations as a Recognised Investment Exchange under FSMA and the Financial Services and Markets Act 2000 (Recognition Requirements for Investment Exchanges and Clearing Houses) Regulations 2001. These reviews shall be on such terms and such frequency as may be agreed between LCH and the IPE from time to time.

3.5.2	Following any such review, either Party may request changes in the Services or Service Levels to reflect the changed business requirements of either Party and/or advancements in technology. All such requests shall be dealt with in accordance with the Change Control Procedure.

3.6	Problem Reporting

3.6.1	LCH agrees to maintain appropriate records with regard to the provision of the Services.

3.6.2	LCH shall promptly report in writing to the IPE Contract Manager any (actual or anticipated) material failures, problems or developments which have had, or may have, an adverse effect on the provision of the Services. Any relevant internal audit report concerning such failure shall be provided promptly to the LCH Board.

3.7	Insurance

LCH shall take out and maintain such insurance as shall, in accordance with good market practice, be appropriate to the nature and scale of its operations, details of which shall be provided to the LCH Board.

3.8	Business Continuity

LCH shall take all reasonable steps to ensure business continuity, including (without limitation) the steps set out in Schedule 3 (Business Continuity Arrangements).

3.9	Benchmarking

The Services and Service Levels shall be subject to benchmarking, as provided in Schedule 7 (Benchmarking Process).

3.10	Publicity and Public Announcements

3.10.1	Approval

Neither Party shall make any public announcement relating to this Agreement or changes to the Services, without the prior approval of the other Party. For the purposes of this sub-clause 3.10, but without prejudice to Clause 11 (Confidentiality), “public announcement” shall not include: (i) any communication in whatsoever form which does not relate to communicating the terms of this Agreement and which relates to matters in the ordinary course of business announced to any Clearing

Member or IPE Member; or (ii) any information which does not relate to communicating the terms of this Agreement and which relates to matters in the ordinary course of business and which is posted on any part of any private “member only” web site operated by either LCH or the IPE.

3.10.2	Oral Statements, etc.

Any oral statements made, or replies to questions given, by either Party relating to the Services or this Agreement shall be consistent with any public announcements issued in accordance with sub-clause 3.10.1 above.

4	Fair Treatment

4.1	Provision of Trading Facilities

LCH agrees that, for the Agreed Period, neither it nor any Group Company of LCH will provide trading, matching or execution services as provided by an Exchange for any Energy Product; provided that nothing in this sub-clause 4.1 or elsewhere in this Agreement shall prevent it from providing central counterparty or other clearing services.

4.2	Exclusive Arrangements

4.2.1	Neither LCH nor any Group Company of LCH will enter into any arrangement which would (i) prohibit LCH from providing the Services in relation to a Current Contract or any New Contract; or (ii) otherwise prevent, penalise or discourage LCH from providing the Services.

4.2.2	In the event that [***] in accordance with the LCH General Policy.

4.3	Services to be competitive

LCH agrees that, unless more beneficial or favourable terms are offered to other persons for objectively justifiable and non-discriminatory reasons (including material differences in volume and material exchange subsidy of LCH development or operating costs by another person), the terms upon which LCH provides the Services shall be no less favourable than the terms offered to such other persons in accordance with the LCH General Policy.

4.4	Margin

With respect to the Services:

4.4.1	LCH shall calculate initial margin requirements for Clearing Members by the use of London SPAN or as otherwise set out in this sub-clause 4.4. This shall not prevent the IPE from setting rates of initial margin in respect of IPE Contracts to be charged by IPE Members to their clients; provided that, a rate of initial margin set by the IPE

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(or any alteration thereof) shall not be less than that required of Clearing Members by LCH.

4.4.2	LCH shall set and periodically review the margin rates and other parameters for Registered Contracts used in London SPAN. The Parties shall consult on any proposed amendment thereto. LCH may increase a margin rate or change a parameter having the effect of increasing the amount of required margin following such consultation, but may only reduce a margin rate or change a parameter having the effect of reducing the amount of required margin with the IPE’s prior written consent.

4.4.3	Subject to 4.4.4 below if either of the Parties proposes the adoption of another scenario-based margining system that employs contract level margin rates and inter-contract margin offsets to replace London SPAN the Parties shall consult on the proposal. Following such consultation LCH may adopt such a replacement margining system.

4.4.4	If either Party proposes, within the framework of London SPAN or of a replacement scenario based margining system adopted pursuant to sub-clause 4.4.3 above, to permit margin offsets between Registered Contracts whether individually or in aggregate and: (i) contracts in other Energy Products cleared by LCH; or (ii) contracts in other Energy Products not cleared by LCH, the Parties shall consult and the LCH may make the change in question only with the IPE’s prior written consent.

4.5	Fair allocation of resources

LCH shall apply the LCH General Policy to the allocation of LCH’s staff and resources in the performance of the Services. For the purposes of this sub-clause 4.5, the IPE Group shall be viewed as a single unit.

4.6	Integrity of IPE Open Interest

LCH agrees that, without the prior written consent of the IPE, neither LCH nor any Group Company of LCH shall:

4.6.1	other than following the issue by LCH of a Default Notice in respect of any Clearing Member or in respect of transfers of any Registered Contracts between Clearing Members, permit the transfer or close-out of any Registered Contract by means of any transfer to, or transaction executed on or through, any Exchange, market or system other than the IPE;

4.6.2	permit any open interest in IPE Contracts to be represented as open interest on other Exchanges, markets or systems;

4.6.3	otherwise than in accordance with sub-clause 4.4 above, permit any inter-contract credit, inter-commodity credit or other position offset for margin purposes between IPE Contracts and any other contracts cleared by LCH;

4.6.4	amalgamate the delivery process for any Registered Contract with the delivery process for any other contract cleared by LCH, provided that, in the event that LCH makes a proposal to the IPE regarding the amalgamation of any such delivery process, the IPE will give reasonable consideration to such proposal; or

4.6.5	permit the inclusion of any Registered Contracts, or open interest in any IPE Contracts, in any mutual offset arrangements with another clearing house.

4.7	Representation and Consultation

4.7.1	LCH agrees that the IPE shall be entitled to appoint: (i) an IPE representative (being an IPE member of staff with appropriate knowledge and expertise of risk issues) to the LCH Risk Committee; and (ii) an IPE representative (being an IPE member of staff with appropriate knowledge and expertise of the business of that committee) to any other committee set up or organised by LCH, the members or attendees of which may include representatives of persons other than LCH and whose decisions and/or issues which it considers may affect all or part of the IPE’s business or any business similar to the IPE’s business.

4.7.2	LCH agrees that the IPE may appoint a representative to the energy product advisory group immediately upon its formation.

4.7.3	Reference in this sub-clause 4.7 to any committee or group includes that committee or group by whatever name called and whether of LCH and/or any parent company or any one or more committees or groups which take on one or more of the functions of such group or committee and any sub-committee or subgroup of such group or committee.

4.8	Membership of LCH

4.8.1	Any IPE Member which is not a Clearing Member will be eligible to become a Clearing Member, subject to such entry and other requirements as may be set out in the LCH Regulations and adopted by LCH in accordance with the LCH General Policy.

4.8.2	LCH will (i) consult with the IPE with regard to any amendment to existing LCH membership requirements which might have a disproportionate adverse effect on Clearing Members or IPE Members or applicants to become Clearing Members; (ii) give due consideration to the views of the IPE; and (iii) only make such amendments as are consistent with the LCH General Policy.

4.8.3	LCH agrees to maintain, and make publicly available, criteria for membership of LCH and to apply such criteria in respect of any application for membership by a member of the IPE in accordance with applicable law.

4.9	IPE Contracts to be cleared by IPE Members

LCH shall not permit any LCH member which is not also an IPE Member to be the Clearing Member for any IPE Contract.

4.10	Default

Before issuing a Default Notice pursuant to the LCH Regulations to a Clearing Member who, at the relevant time, has open interest in relation to IPE Contracts, LCH shall take all steps as are reasonably practicable in the circumstances to consult with the IPE and shall notify the IPE at least 30 minutes prior to issuing such Default Notice.

4.11	Communication with Regulators

4.11.1	Each of the Parties agrees promptly to notify the other Party of any material regulatory issues or problems relating to the Services. The Parties agree to use all reasonable endeavours to address such issues or problems in order to enable the Parties to comply with their respective regulatory obligations.

4.11.2	Each Party shall immediately notify the other Party if it receives a notification that FSA is: (i) considering withdrawal of its status as a Recognised Clearing House or Recognised investment Exchange, as the case may be; (ii) exercising powers of direction in such a manner that may impact on the Services; or (iii) considering exercising such powers.

4.12	Co-operation with auditors

4.12.1	Each Party shall, upon the other Party’s (the “Requesting Party”) reasonable request and at the Requesting Party’s expense, provide reasonable co-operation to any person carrying out a statutory or financial services regulatory audit, investigation, information gathering or similar function on the Requesting Party’s business, provided that nothing in this sub-clause 4.12 shall require a Party to breach any obligation or duty of confidentiality.

4.12.2	LCH shall notify the IPE of any issues identified by LCH’s internal or external auditors which affect or may affect LCH’s ability to provide the Services in accordance with this Agreement.

5	Relationship Management

The IPE and LCH shall each appoint (a) person/s to be contract manager and nominate a senior executive to manage their relationship pursuant to this Agreement, including the provision of the Services, in accordance with the provisions of Schedule 6 (Relationship Management).

6	Change Control

6.1	Amendment to the Rules

6.1.1	Power to amend

6.1.1.1	The IPE may at any time extend or amend the IPE Regulations and, without limitation, Schedule 11 (IPE Regulations) shall apply.

6.1.1.2	LCH may at any time extend or amend the LCH Regulations and/or the LCH Procedures.

6.1.2	Obligation to consider amendments

6.1.2.1	The IPE shall consider in good faith making such amendments to the IPE Regulations as LCH may reasonably request.

6.1.2.2	LCH shall consider in good faith making such amendments to the LCH Regulations and/or the LCH Procedures as the IPE may reasonably request.

6.1.3	Procedure for amendment

A Party preparing to make any extension or amendment of its Rules which may affect the other Party shall, in so far as is practicable in the circumstances: (i) consult with the other Party and give the other Party such prior written notice of the final form and content of the extension or amendment as may be practicable in the circumstances; and (ii) in the case of such an extension or amendment which may have a material adverse effect on the other Party, or as the case may be, an IPE Member, give the other Party (except in the case of exercise of emergency powers under the Rules) no less than 10 Business Days’ written notice of the final form and content of the extension or amendment prior to its coming into effect.

6.1.4	Regulatory Requirements

6.1.4.1	Without the prior written consent of LCH, unless so directed by FSA or a court of competent jurisdiction, the IPE shall not adopt any provision in the IPE Regulations which may have the effect of imposing on either Party an obligation which is inconsistent with this Agreement or FSMA and/or the Recognition Requirements.

6.1.4.2	Without the prior written consent of the IPE, unless so directed by FSA or a court of competent jurisdiction, LCH shall not adopt any provision in the LCH Regulations and/or LCH Procedures which may have the effect of imposing on either Party an obligation which is inconsistent with this Agreement or FSMA and/or the Recognition Requirements.

6.2	Amendment to this Agreement

Where either Party wishes to make a change to this Agreement or any of the Schedules to this Agreement, other than the initial agreement of Schedule 2 (Service Levels) pursuant to sub-clause 3.4 above, or any document agreed pursuant to this Agreement (a “Change”), including:

(i)	the addition of new services or modification of existing Services;

(ii)	the addition of new service levels or modification of existing Service Levels; and/or

(iii)	the addition of a New Contract,

then Schedule 5 (Change Control) shall apply in respect of the Change.

7	Information Technology and Data Protection

The Parties shall comply with the provisions of Schedule 10 (information Technology and Data Protection), as applicable.

8	Responsibility of LCH

Subject to clause 12, LCH shall be responsible for a failure to perform its obligations under this Agreement, save to the extent that such failure arises solely or mainly as a result of:

(i)	any relevant IPE Dependency not being delivered; or

(ii)	a Force Majeure Event, which event shall be dealt with in accordance with Clause 13.

9	Intellectual Property Rights

9.1	Materials

9.1.1	As between the IPE and LCH:

(i)	the IPE shall own all Intellectual Property Rights in the IPE Materials; and

(ii)	LCH shall own all Intellectual Property Rights in the LCH Materials.

9.1.2	Each Party agrees to do all things and to execute all deeds, instruments, transfers or other documents as may be necessary or desirable in order to give effect to this sub-clause 9.1.

9.2	Licences

Each Party agrees to grant to the other Party such non-transferable and royalty-free licences as may be necessary for the purpose of enabling the proper performance of this Agreement in accordance with its terms; provided that if, as a result of a material change in the Services, due to a Change initiated by the IPE or otherwise agreed by the IPE, a new licence is necessary for such proper performance, the Parties shall agree to the terms, including any fees, on which such licence shall be granted.

9.3	Intellectual Property Rights Infringements

9.3.1	Subject to sub-clause 9.3.4 below, LCH shall indemnify and keep the IPE indemnified from and against any and all actions, claims, proceedings, losses, damages, costs, expenses (including court and legal costs) and other liabilities of whatever nature (“Claims”) suffered, incurred or sustained by the IPE as a result of any action, claim or proceeding made or brought by any person alleging that the provision of those of the Services which are provided by LCH to the IPE and their receipt by the IPE or the IPE’s use or possession of the LCH Materials or the Material referred to in paragraph

(2)	of the definition of “IPE Materials” or any part of them infringes the rights (including Intellectual Property Rights) of any such person.

9.3.2	For the purposes of sub-clause 9.3.1 above, where any action, claim or proceeding causes the IPE’s quiet enjoyment for the purposes of this Agreement of the Services and/or their method of delivery as set out in Schedules 1 (The Services) and 10 (Information Technology and Data Protection), LCH Materials and/or the Material referred to in paragraph (2) of the definition of “IPE Materials” or any part thereof to be disrupted or impaired, LCH shall at its own expense and at the IPE’s option:

(i)	procure for the benefit of the IPE the right to continue to use and exploit the Services, the LCH Materials and/or the Material referred to in paragraph (2) of the definition of “IPE Materials” (as the case may be) in accordance with this Agreement; or

(ii)	modify or replace the Services, LCH Materials and/or the Material referred to in paragraph (2) of the definition of “IPE Materials” (as the case may be) so that no further infringement will occur; provided that such modified or replacement part of the Services, the LCH Materials and/or the Material referred to in paragraph (2) of the definition of “IPE Materials” (as the case may be) will meet the same functionality as the original referred to in or pursuant to this Agreement.

9.3.3	Subject to sub-clause 9.3.4 below, the IPE shall indemnify and keep LCH indemnified from and against any and all Claims suffered, incurred or sustained by LCH as a result of any action, claim or proceeding made or brought by any person alleging that the use or possession of IPE Materials provided by the IPE to LCH under sub-clause 9.2 above infringes the Intellectual Property Rights of any person.

9.3.4	The Party so indemnified under this sub-clause 9.3 (the “Indemnified Party”) shall:

(i)	promptly notify the other Party (the “Indemnifier”) of any action or claim brought against it and which may result in the Indemnified Party making a claim on the Indemnifier under this sub-clause 9.3. Upon the Indemnifier accepting in writing that the relevant action or claim is covered in its entirety by the relevant indemnity and subject to the Indemnified Party being reasonably satisfied at all times with the Indemnifier’s conduct of the defence to the action, claim or proceeding, the Indemnified Party shall allow the Indemnifier to control that defence exclusively; and

(ii)	provide all reasonable assistance to the Indemnifier (subject to the Indemnifier meeting the reasonable costs and expenses of the Indemnified Party).

10	Representations, Warranties, Undertakings and Indemnities

Each Party represents, warrants and undertakes to the other that, as at the date of this Agreement and throughout the Term:

(i)	it has full capacity and authority to enter into and to perform its obligations under this Agreement;

(ii)	it shall, for the Term, maintain all authorisations, licences and/or exemptions required to provide or receive (as the case may be) the Services in accordance with this Agreement;

(iii)	this Agreement is executed by a duly authorised representative of that Party;

(iv)	there are no actions, suits or proceedings or regulatory investigations pending or, to that Party’s knowledge, threatened against or affecting that Party before any court or administrative body or arbitration tribunal that is reasonably likely to affect the ability of that Party to meet and carry out its obligations under this Agreement;

(v)	once duly executed, this Agreement shall constitute its legal, valid and binding obligations; and

(vi)	it shall not, by any act or omission, breach any software licence granted to it by the other Party which is relevant to the performance by it of its obligations under this Agreement.

11	Confidentiality

11.1	Subject to sub-clause 11.5 below, each of the Parties shall:

(i)	keep confidential the terms of this Agreement and all information, whether in written or any other form, which has been disclosed (by whatever means, directly or indirectly), to it by or on behalf of the other Party, whether before or after the date of this Agreement, including any information relating to Intellectual Property Rights, Current Contracts, New Contracts, IPE Materials, operations, processes, plans, market opportunities or business affairs of the person making the disclosure or which relates to the provision or use of the Services to or by the IPE or Clearing Members, which has been disclosed in confidence or which by its nature ought to be regarded as confidential;

(ii)	procure that its officers, employees, agents and representatives keep secret and treat as confidential all such documentation and information; and

(iii)	not use such information other than for the purposes of this Agreement.

For the avoidance of doubt, LCH shall not discuss, without the IPE’s prior consent, such confidential information relating to the IPE at any of LCH’s or of any of LCH’s Group Companies’ product advisory groups or any similar or equivalent groups.

11.2	Sub-clause 11.1 above does not apply to information:

(i)	which at the date of this Agreement is in, or at any time after the date of this Agreement comes into, the public domain, other than in consequence of a breach of this Agreement;

(ii)	to the extent made available to the recipient Party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information and who has disclosed that information under an express statement that it is not confidential;

(iii)	to the extent required to be disclosed by the Rules or any applicable Law or by the FSA, CFTC or any other governmental, regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the disclosure is subject, whether or not having the force of law; provided that, the Party disclosing the information shall notify the other Party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure to any extent lawfully and reasonably practicable;

(iv)	which either Party is required to disclose to a third party (including, for the avoidance of doubt, Clearing Members) in order properly to perform its obligations under or pursuant to this Agreement; or

(v)	which either Party discloses to any applicable tax authority to the extent reasonably required to assist a settlement of the disclosing Party’s tax affairs or those of any Group Company.

11.3	A Party receiving information subject to this Clause 11 shall ensure that each person to whom such information is properly disclosed is made aware of, and is contractually bound to comply with and complies with, all of the receiving Party’s obligations of confidentiality under this Agreement as if that person were a Party to this Agreement in place of the receiving Party.

11.4	Without limiting sub-clause 11.1 above, LCH acknowledges and agrees that all trade data relating to Registered Contracts (the “Transaction Data”) are the property of the IPE and undertakes that it will use the Transaction Data only for the purposes set out in sub-clause 11.5 below. The IPE grants LCH a royalty-free non-transferable licence to use and copy Transaction Data or any part of it for any and all of the purposes set out in sub-clause 11.5 below.

11.5	The IPE hereby permits LCH during the Term to use Transaction Data for the following purposes:

(i)	as necessary to provide the Services or any part of them;

(ii)	compiling end of day market statistics for use in management information by LCH, its employees, agents, contractors, directors, officers and advisers in the provision of the Services and, for the avoidance of doubt, including for the purpose of compiling aggregate statistics in connection with LCH’s business as a Recognised Clearing House;

(iii)	calculation of intra-day and end of day margining obligations of the Clearing Members in relation to their Registered Contracts and reporting to IPE

Members of the information relied upon in calculating such margin obligations or otherwise for risk management purposes;

(iv)	performing its obligations in respect of the Services under the LCH Regulations and the LCH Procedures;

(v)	complying with requests from the FSA, CFTC or any other relevant governmental body or other authority, regulatory body or court of competent jurisdiction or for the purposes of commencing, or defending, any arbitration or court proceedings; provided that, LCH shall notify the IPE of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure to any extent lawfully and reasonably practicable; and

(vi)	providing to any Clearing Member any information or details regarding any Registered Contract to which that Clearing Member is a party (apart from the identity of the counterparty to any such Registered Contract where such Registered Contract arose from a trade originally conducted on an anonymous basis);

Provided that, in addition to the above, LCH may at any time compile and make publicly available market statistics. Any other information may be made publicly available by LCH with the prior express consent in each instance of the IPE.

11.6	The IPE shall, to the extent that it is able to do so, provide LCH with such data or other information which LCH may be required to produce from time to time to the FSA, CFTC or any other authority, regulatory body or court referred to in sub-clause 11.5(iv) above.

11.7	Each Party acknowledges and agrees that the other Party may disclose Transaction Data to its employees, legal advisers, insurance brokers and underwriters, auditors and such other professional advisers as the Parties may agree from time to time; provided that, such disclosure is reasonably necessary for the proper performance of any such person’s functions and that such person shall be required to keep the Transaction Data confidential.

12	Limitation of Liability

12.1	Subject to sub-clause 12.3 below, neither Party nor any of their respective affiliates, directors, employees, agents, licensors and/or contractors shall be liable to the other with respect to any claims whatsoever arising out of this Agreement for indirect, consequential, special, punitive or exemplary damages, including without limitation, claims for loss of profits or income or loss of use of either, loss of business expectations or business interruptions. This sub-clause 12.1 shall apply regardless of any actual knowledge or foreseeability of such damages.

12.2	Subject to sub-clause 12.5 below, the total aggregate liability of each Party to the other Party for all losses, damages, costs, claims and expenses of any kind arising out of or in any way connected to this Agreement shall not exceed £10 million. The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise.

12.3	The Parties acknowledge they have entered into this Agreement in reliance upon the limitations of liability and disclaimers of warranties and damages set out herein and that the same form an essential basis of the bargain between the Parties. The Parties agree that the limitations and exclusions of liability and disclaimers of warranties and conditions specified herein shall survive the termination of this Agreement.

12.4	The IPE acknowledges, understands and accepts that, save as is set out in clause above, LCH makes no warranty whatsoever to the IPE as to the Services, express or implied, and further that the Services provided to Clearing Members (as identified in Schedule 1 hereto) are provided “as is” for their benefit in accordance with the provisions of the LCH Regulations, relevant LCH Clearing Membership Agreement, and any relevant GCM/NCM agreement (where applicable). LCH disclaims any implied warranties of merchantability or fitness for particular purpose. Neither LCH nor its managers, members, officers, employees or agents make any warranty with respect to, and no such person shall have any liability to the IPE for the accuracy, timeliness, completeness, reliability, performance or continued availability of the Services provided by LCH to Clearing Members as specified in Schedule I (including but not limited to the operation and functionality of systems utilised in relation thereto) or for delays, omissions or interruptions therein. LCH shall have no duty or obligation to verify any information received from IPE or any Clearing Member or NCM. Without limiting the generality of the foregoing LCH disclaims any implied warranties of merchantability or fitness for particular purpose regarding LCH or other systems utilised and the operation and functionality thereof and disclaims all liability with regard thereto.

12.5	Nothing contained in this Agreement shall restrict either Party’s liability for death or personal injury resulting from any act, omission, negligence or fraud of that Party or its officers, agents, employees or sub-contractors.

12.6	Without prejudice to each Party’s obligations under this Agreement, each Party acknowledges and agrees that it does not owe any duty of care to the other Party in relation to the admission of any member or the exercise of its powers under the LCH Regulations or the IPE Regulations, as the case may be.

13	Force Majeure

13.1	Force Majeure Events

13.1.1	Subject to sub-clause 13.2 below, neither the IPE nor LCH shall be liable to the other for any failure to fulfil its duties hereunder if and to the extent that such failure results from an event, cause or circumstance which is beyond its reasonable control, and which is an act of God, war damage, enemy action, the act of any government or other competent authority, riot, civil commotion, rebellion, plague, epidemic, terrorism, storm, accident, fire, flood, explosion, lockout, failure of telecommunications system or power supply, political unrest, industrial dispute or disturbance, strike, boycott, embargo, adverse weather or atmospheric conditions, fraud of any person other than an employee, director or agent of that Party, unforeseen shortage of personnel for medical reasons, suspension of payments by or insolvency, receivership, administration, bankruptcy or liquidation of any person or other similar cause (“Force Majeure Event”) (which for the avoidance of doubt shall not include a failure of any sub-contractor to perform its obligations under a sub-contract).

13.1.2	LCH shall not be able to rely on sub-clause 13.1.1 above, to the extent that its failure to fulfil its duties is due to, or connected with, a failure by LCH to fulfil its obligations under Schedule 3 (Business Continuity Arrangements), except where such failure is itself the result of a Force Majeure Event.

13.2	Procedure

The Party unable to fulfil its duties pursuant to sub-clause 13.1.1 above (the “Affected Party”) shall:

(i)	give written notice to the other Party (the “Other Party”) as soon as reasonably practicable after it becomes aware of the occurrence or likelihood of a Force Majeure Event, such notice to contain the following information:

(a)	a description of the Force Majeure Event that has occurred or is likely to occur;

(b)	the date from which the event has prevented or hindered or will prevent or hinder the Affected Party in the performance of its duties hereunder;

(c)	a description of the duties so affected; and

(d)	its best estimate of the date upon which it will be able to resume performance of the affected duties;

(e)	at all times continue to take steps in accordance with Good Industry Practice to resume full performance of its obligations under this Agreement;

(ii)	at all times use all reasonable endeavours to mitigate the consequences of the Force Majeure Event; and

(iii)	at reasonable intervals, or upon request by the Other Party, update such Other Party as to the Force Majeure Event, its effect, the steps being taken or planned to remedy it, and such other details as the Other Party may reasonably request.

The relief from liability under sub-clause 13.1.1 above shall last for the duration of the Force Majeure Event if and so long as the Affected Party complies with this sub-clause 13.2.

14	Termination Events

14.1	Insolvency, etc.

The IPE or LCH may terminate this Agreement immediately by notice to the other Party (the “Defaulting Party”) where:

(i)	the Defaulting Party is unable, or admits in writing inability, to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	a moratorium is declared in respect of any of the Defaulting Party’s indebtedness;

(iii)	any corporate action, legal proceeding or other procedure or step is taken (or any analogous procedure or step is taken in any jurisdiction) by or in respect of the Defaulting Party in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), other than a solvent liquidation or reorganisation, of any member of the Defaulting Party’s Group;

(b)	a composition, assignment or arrangement with any creditor;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Defaulting Party’s Group Companies), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Defaulting Party’s assets; or

(d)	enforcement of any security over any of the Defaulting Party’s assets; and

such procedure: (1) if instituted against the Defaulting Party by a third party, is not discharged within 10 Business Days; or (2) if instituted by the Defaulting Party, then immediately;

(iv)	the Defaulting Party becomes unable to pay its debts as they fall due for the purposes of Section 123(1) (but excluding sub-Section (1)(a) thereof) of the Insolvency Act 1986;

(v)	the Defaulting Party makes any arrangement with or compounds with its creditors or calls a meeting of its creditors for such purpose;

(vi)	the Defaulting Party enters into any liquidation (other than for the purposes of a voluntary reconstruction or amalgamation for which the prior written consent of the other Party has been obtained); or

(vii)	the Defaulting Party has an encumbrancer take possession or a receiver or administrative receiver or administrator appointed (other than where such possession or appointment is discharged within 10 Business Days of being effected) of all or any material part of its assets.

14.2	Other Termination Events

Either Party may terminate this Agreement immediately (or at its option upon such period of notice as it may specify) by notice to the other Party if:

(i)	the other Party has received notice that it will cease to be a Recognised Clearing House or Recognised Investment Exchange, as the case may be; or

(ii)	the Services do not at any time meet the IPE’s obligations under or pursuant to FSMA as a Recognised Investment Exchange in respect of arrangements for the clearing of IPE Contracts.

14.3	Fixed Period of Notice

At any time after the date of this Agreement either Party may terminate this Agreement by the giving of 1 year’s written notice to the other Party, expiring at any time.

14.4	Consequences of Termination

In relation to termination of this Agreement, the provisions to Schedule 8 (Exit Management) shall apply.

15	General

15.1	Notices

15.1.1	Addresses

Any notice, claim or demand in connection with, or pursuant to, this Agreement shall be in writing (each a “Notice”) and shall be sufficiently given if delivered or sent to the recipient at its facsimile number, telex number or address set out below or any other facsimile number, telex number or address notified to the sender by the recipient for the purposes of this Agreement.

Notices to the IPE:

Address: international House, 1 St Katharine’s Way, London E1W 1 UY.

Facsimile Number: +44 20 7265 5705.

Marked for the attention of: The Company Secretary.

Notices to LCH:

Address: Aldgate House, 33 Aldgate High Street, London EC3N 1 EA.

Facsimile Number +44 20 7426 7210.

Marked for the attention of: The Company Secretary.

15.1.2	Form

A Notice shall be in writing in English and may be sent by messenger, facsimile or first class prepaid post. A Notice shall be deemed to have been received on the next Business Day, if sent by facsimile, and on the second Business Day from the time of posting, if sent by first class post.

15.2	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement and supersedes the 1988 agreement referred to in Recital (C) above and any other previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement; provided that neither Party is attempting to exclude liability for any fraudulent statements.

15.3	Remedies

15.3.1	So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute and for rescission, other than for fraudulent misrepresentation).

15.3.2	The Parties acknowledge that damages may not be an adequate remedy for any breach of this Agreement Subject to Clause 16 below either Party shall be entitled to obtain any legal and/or equitable relief, including specific performance or injunctive relief, in the event of any breach of the provisions of this Agreement.

15.4	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Party from:

(i)	any liability which at the time of termination has already accrued or which thereafter may accrue in respect of any act or omission prior to such termination; or

(ii)	any provision of this Agreement which expressly or by implication applies for a period after any such termination,

and, for the avoidance of doubt, any Services which are provided after termination of this Agreement shall be provided in accordance with the terms of this Agreement.

15.5	Waiver

No failure of either Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

15.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

15.7	Assignment

Neither Party shall assign, novate or otherwise transfer this Agreement, in whole or in part, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

15.8	Sub-contracting and Outsourcing

15.8.1	Subject to sub-clause 15.8.3 below, neither Party shall, without the prior written consent of the other Party (such consent not to be unreasonably withheld), subcontract any of its obligations under this Agreement.

15.8.2	Sub-contracting by either Party will not relieve that Party of its obligations under this Agreement and the sub-contracting Party remains fully responsible for the acts and omissions of its sub-contractors and their employees, directors and agents.

15.8.3	The consent under sub-clause 15.8.1 above shall not be required in relation to any sub-contracting which is in place as at the date of this Agreement or in relation to any sub-contracting which is not material and occurs in the normal course of that Party’s business.

15.8.4	If a Party, at any time, reasonably considers that:

(i)	the performance by a sub-contractor of a sub-contracting Party of its obligations is unsatisfactory; or

(ii)	any other performance by the sub-contractor is adversely affecting the relationship between the IPE and LCH,

then that Party shall notify the sub-contracting Party and shall ensure that the subcontracting party shall address such concerns.

15.9	Relationship between the Parties

15.9.1	This Agreement does not set up or create an employer/employee relationship, partnership of any kind, or association between the Parties.

15.9.2	Save to the extent to which a Party is specifically authorised in writing in advance by the other Party, neither Party is authorised or empowered to act as agent for the other for any purpose.

15.10	Further assurance

Each of the Parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to the other Party the full benefit of all of the provisions of this Agreement.

15.11	Invalidity

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

15.12	Costs and Taxes

Each Party shall bear all costs incurred by it in connection with the preparation and negotiation of, and entry into, this Agreement and any documents entered into pursuant to it.

15.13	Third Party Rights

LCH acknowledges that the IPE has entered into this Agreement for the benefit of the IPE and that LCH’s obligations under this Agreement (including under any indemnity) are obligations to the IPE only. Except to the extent expressly stated in this Agreement, this Agreement does not create any rights in any other person(s) for the purposes of the Contracts (Rights of Third Parties) Act 1999.

15.14	Governing Law

This Agreement, and the documents to be entered into pursuant to it, shall be governed by and construed in accordance with English law.

16	Dispute Resolution

16.1	Negotiation

16.1.1	In the event that a dispute or difference (a “Dispute”) arises between the Parties out of or in connection with this Agreement, the Parties shall seek to resolve the Dispute by negotiation by referring the Dispute first to:

(i)	in the case of LCH, any Managing Director; and

(ii)	in the case of IPE, any member of the executive or his delegate in his absence or unavailability,

(each a “Representative”).

16.1.2	Such referral shall be initiated by one of the Parties notifying the other in writing that the dispute resolution procedure set out in this sub-clause 16.1 shall apply and setting out the nature of the Dispute. The Parties shall convene a meeting of the relevant Representatives, and the relevant Representatives shall endeavour to resolve the Dispute, within 5 Business Days of the date of the notice (the “Notice Date”). The joint written decision (if any) of the relevant Representatives shall be binding on the Parties.

16.1.3	In the event that the Dispute remains unresolved following that meeting, either Party may refer the Dispute for further negotiation as between the Chief Executives of each of the Parties, who (if either Party makes such election) shall meet and endeavour to resolve the Dispute within 15 Business Days from the Notice Date. The joint written decision (if any) of the Chief Executives shall be binding on the Parties.

16.2	Mediation

In the event that the Parties are unable to resolve a matter in accordance with sub-clause 16.1 above (and whether or not an election under sub-clause 16.1.3 above is made), the following provisions shall apply:

16.2.1	The Party seeking redress (the “Aggrieved Party”) shall give written notice to the other Party setting out full particulars of the Dispute within 20 Business Days of the Notice Date.

16.2.2	No later than 10 Business Days after service of such notice, the Aggrieved Party shall organise a meeting (the “Dispute Resolution Meeting”) to be held at a mutually convenient time, on a date no later than 20 Business Days from the date of service of the notice, at a location in London. In the event that the Parties are unable to agree such a mutually convenient time within such 10 Business Day period, then the Aggrieved Party shall nominate 3 different appointment times between 8 am and 6 pm on 3 separate Business Days within the remainder of the 20 Business Day period, and the other Party shall select one such appointment. In default of such selection by the other Party within 2 Business Days of notification by the Aggrieved Party of the 3 appointment times, then the Aggrieved Party shall select one of the 3 appointment times, and notify the other Party of the date and time thereof at least 2 Business Days in advance.

16.2.3	Each of the Parties agrees that it shall be represented at such Dispute Resolution Meeting by one or more of its Chief Executive, Chairman, Deputy Chief Executive, Chief Operating Officer or (in the case of LCH) any Managing Director or (in the case of the IPE) any member of the executive, and that each Party shall use its best endeavours and negotiate in good faith with a view to resolving the Dispute with or without financial recompense.

16.2.4	In the event that the Parties are unable to reach a resolution of the Dispute, then they shall adjourn the Dispute Resolution Meeting for a period of no longer than 10 Business Days and they shall invite the services of a mutually agreed professional mediator to assist them in achieving a resolution at the resumed meeting (the “Resumed Meeting”). The time and place of the Resumed Meeting shall be agreed between the Parties; in default of agreement regarding the time and place of the Resumed Meeting, the procedure set out in sub-clause 16.2.2 shall be applied, the time periods referred to in sub-clause 16.2.2 running from the end of the 10 Business Day period referred to in this sub-clause 16.2.4. The fees of the professional mediator shall be shared equally between the Parties and each Party shall bear its own costs in connection with such mediation.

16.3	Arbitration

If the Parties are unable to resolve the Dispute at such adjourned meeting, then such Dispute shall be finally settled by arbitration in London pursuant to the LCIA Rules in accordance with the Arbitration Act 1996. It is agreed that:

(i)	the proceedings of the arbitration shall be confidential to the Parties;

(ii)	the seat of arbitration shall be London and the place of arbitration shall be London;

(iii)	the language of the arbitration shall be English;

(iv)	the arbitration shall be conducted by a single arbitrator, having knowledge of or experience in relation to international clearing systems and international financial or commodities futures markets to be appointed by written agreement of the Parties or, failing such agreement within 15 Business Days of one Party inviting the other to agree, by the LCIA;

(v)	the fees of the arbitrator shall be shared equally between the Parties and, unless the arbitrator orders otherwise, each Party shall bear its own costs in connection with the arbitration;

(vi)	the arbitrator shall have power to order any relief on a provisional basis which he would have power to grant in a final award; and

(vii)	the award of the arbitrator shall be final and binding on the Parties and, to the extent permitted by the laws of England and Wales, the Parties hereby waive any right to any form of appeal or to a court of law or other judicial authority.

16.4	The Parties agree that any professional mediator involved in the mediation procedure specified in sub-clause 16.2 above shall not take any part in any arbitration, whether as a witness or otherwise, and any recommendations made by him in connection with such procedure shall not be relied upon by either Party without the consent of the other Party and the professional mediator.

16.5	Neither Party shall, outside the negotiation and mediation procedure specified in sub-clauses 16.1 and 16.2 above, make use of, or rely upon, any “without prejudice statements” or admissions made by the other Party in such procedures.

16.6	Nothing in this Clause 16 shall prevent either Party from taking such action as it deems, in its reasonable opinion, necessary in order to obtain interlocutory relief requiring compliance with, or preventing breach of, a material term of this Agreement, including, without limitation, initiating Court proceedings. The taking of any such action shall be without prejudice to the Parties’ obligation to negotiate and mediate (or, as the case may be, to continue to negotiate and/or mediate) any Dispute in accordance with sub-clauses 16.1 and 16.2 above.

17	Jurisdiction

The Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales to support and assist the arbitration process including, if necessary, the grant of interlocutory relief pending the outcome of that process.

In witness whereof this Agreement has been executed the day and year first written above.

SIGNED for and on behalf of
THE INTERNATIONAL PETROLEUM EXCHANGE OF LONDON LIMITED by:

/s/ Richard C. Ward	(Signature)

RICHARD C. WARD, CEO	(Name and Title)

SIGNED for and on behalf of THE LONDON CLEARING HOUSE LIMITED by:

/s/ Arun Aggarwal	(Signature)

Arun Aggarwal
MD — Business Management
And Authorised Signatory	(Name and Title)

/s/ Richard Heyman	(Signature)

Richard Heyman Director	(Name and Title)

Schedule 1

The Services

1	General

1.1	The Services shall be clearing and related services in respect of IPE Contracts as set out in the LCH Regulations and as more particularly set out hereafter and in paragraph 5.1 of Schedule 10.

1.2	The Services and related obligations, as set out in this Schedule, shall be provided as follows:

1.2.1	Services and related obligations provided to Clearing Members:

Sub-paragraphs 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 3.1, 3.2.1, 3.3.1, 4.2.1, 4.3, and paragraph 7 (where provided to the Clearing Members), sub-paragraph 8.2 (where provided to the Clearing Members) and paragraph 9.

1.2.2	Services and related obligations provided to the IPE:

Sub-paragraphs 2.6, 3.2.2, 3.3.2, 3.4, 4.1, 4.2.2, and paragraphs 5, 6, 7 (where provided to the IPE), sub-paragraph 8.1 and sub-paragraph 8.2 (where provided to the IPE).

2	Acceptance of IPE Contracts for Registration

2.1	Receipt of contract information

Particulars of eligible IPE Contracts (“Trade Particulars”) shall be presented for clearing and LCH shall receive such particulars of IPE Contracts traded by means of:

(i)	direct input into the Registration System by IPE Members and/or the IPE’s staff;

(ii)	the supply of matched electronic trade information to LCH by the IPE via an interface between the Registration System and CPS,

and, subject to registration by LCH, such Trade Particulars shall be assigned by LCH to accounts opened in the names of relevant Clearing Members.

2.2	Presentation and confirmation

Unless otherwise expressly agreed between the Parties, Trade Particulars presented to LCH shall be deemed to be presented by the Clearing Member in whose name they are presented and, where the IPE Regulations so provide, to be confirmed by such Clearing Member in accordance with the LCH Regulations and the LCH Procedures. The IPE shall ensure that, unless otherwise agreed by LCH, the IPE Regulations shall at all times authorise the IPE to present and confirm such particulars to LCH on a Clearing Member’s behalf.

2.3	Rejection

Notwithstanding the provisions of paragraph 2.2 above, LCH may, after consulting the IPE wherever practicable, at its discretion reject any Trade Particulars which it reasonably believes to be defective, incomplete, or corrupted or constitute a trade which is not eligible for registration and/or deal with such Trade Particulars, in all cases in accordance with the LCH Regulations and/or the LCH Procedures, or on such conditions as it may reasonably impose. LCH shall notify the IPE promptly after an exercise of its discretion under this sub-paragraph 2.3.

2.4	Position Keeping

LCH shall ensure that it allows Clearing Members to monitor their own positions and those of any IPE Member for whom they clear transactions.

2.5	Registration Subject to:

(i)	sub-paragraph 2.3 above;

(ii)	confirmation in accordance with the LCH Regulations and the LCH Procedures by or on behalf of a Clearing Member,

(iii)	payment of such cash margin, or provision to LCH of such margin cover, as LCH may require in accordance with the LCH Regulations; and

(iv)	compliance with the LCH Regulations by the Clearing Members in whose names Trade Particulars are presented,

LCH shall accept for registration and register each IPE Contract duly presented for registration in the name of the relevant Clearing Member. Such registration shall take place in accordance with the LCH Regulations.

2.6	The Parties acknowledge that at the date of this Agreement the time for registration of IPE Contracts is one hour after the Registration System’s end-of-day signal sent to LCH. LCH agrees not to amend such time without the prior agreement of the IPE.

2.7	Central counterparty

By registering Trade Particulars of an IPE Contract, LCH shall become central counterparty in respect of each Registered Contract.

2.8	Corrections, redesignations etc.

Subject to any necessary IPE Member and/or Clearing Members consents, LCH shall use its reasonable commercial endeavours to process all necessary corrections and re-designations agreed between the Parties of IPE Contracts permitted and notified in accordance with the IPE Regulations and the LCH Regulations and the LCH Procedures.

3	Margin

3.1	Generally

Subject to sub-clauses 4.4 and 4.6 of this Agreement, LCH shall require the payment by Clearing Members of initial, intra-day, variation and delivery margin in such amounts calculated on such basis (including as to permitted offsets and netting) and at such times as LCH may determine, and may accept in lieu of margin such other security as it may from time to time determine and valued on such basis as LCH may determine.

3.2	Security for margin

3.2.1	The Parties acknowledge that LCH may, and currently does, make provision in the LCH Regulations and/or the LCH Procedures for the acceptance of security in place of cash for any Clearing Member’s obligations to LCH.

3.2.2	LCH shall not unfairly discriminate against IPE Members in relation to any such security including as to the type of asset accepted as security, the manner in which it is valued or the terms on which it is held; provided that, nothing in this sub-paragraph 3.2.2 shall prevent the LCH from restricting the acceptance of particular types of collateral to particular markets, including the IPE Market.

3.3	Marking or settlement to market

3.3.1	The Parties acknowledge that LCH may, and currently does, require under the LCH Regulations that Clearing Members’ accounts of any kind in its books be operated on a marked to market basis or a settlement to market basis.

3.3.2	LCH shall consult with the IPE and obtain the prior consent of the IPE before materially altering the requirement referred to in sub-paragraph 3.3.1 above.

3.4	Official quotations

LCH shall, except in the case of manifest error or in any other case in which LCH reasonably believes such value or price does not reasonably reflect the value or price of the commodity, adopt such value or price as shall be supplied by the IPE as the basis for determining the official quotation for the Business Day concerned which will remain effective until the IPE shall notify LCH of any other value or price for such commodity. in the case of manifest error or in any other case in which LCH reasonably believes such value or price does not reasonably reflect the value or price of the commodity, LCH shall use all reasonable endeavours forthwith to consult with the IPE to agree a proper and fair corrected price.

4	Expiry

4.1	Administration of Physical Delivery

LCH and the IPE shall agree from time to time procedures for the delivery of any commodity. Neither Party shall amend its Rules in such a way as to result in any inconsistency with such agreed procedures.

4.2	Exercise of Options

4.2.1	LCH shall:

(i)	process the exercise by Clearing Members of Options; and

(ii)	process the exercise of Options against Clearing Members.

4.2.2	LCH shall allocate exercises in accordance with such procedures as shall be agreed from time to time between the Parties; provided that IPE acknowledges and accepts that the ability of LCH to allocate exercises to Clearing Members may be adversely affected by factors outwith the reasonable control of LCH, including the exercise by other Clearing Members.

4.3	Settlement

LCH shall make and accept settlement by payment, credit to accounts and/or delivery in respect of IPE Contracts in accordance with the LCH Regulations and the LCH Procedures.

4.4	Invoicing back

If, where an IPE Contract is to be invoiced back or closed out by resale under the Rules, the IPE fails to fix an invoicing back price or premium (in the case of an Option) or resale price within 24 hours of being requested to do so by LCH, or the IPE is by virtue of its closure, insolvency or for any other reason manifestly incapable of doing so, LCH may (subject to the LCH Regulations) fix an invoicing back price or premium or resale price (as the case may be) of such amount as it may in its absolute discretion determine and may (subject as aforesaid) invoice back or close out by resale any IPE Contract at that price or premium.

5	Handling of Trade Positions or Emergencies

5.1	Notification

If at any time either the IPE or LCH suspects or anticipates the development of an excessive position or unwarranted speculation or any other undesirable situation or practice affecting or capable of affecting the IPE Markets, IPE Members and/or IPE Contracts (including any action which may amount to market abuse under FSA’s Code of Market Conduct, as from time to time in force), it shall forthwith notify the other Party of the relevant circumstances.

5.2	Monitoring

If the circumstances contemplated by sub-paragraph 5.1 above are found to have arisen, LCH shall take all such action as the IPE may reasonably require to monitor the development of such circumstances and keep the IPE informed of such development.

5.3	Market Abuse, etc.

If the IPE determines, in accordance with the IPE Regulations, that an excessive position or unwarranted speculation or any other undesirable situation or practice is developing or has developed which is affecting or capable of affecting the IPE Markets (including any action which may amount to market abuse under FSA’s Code of Market Conduct, as from time to time in force), LCH may, in accordance with the LCH Regulations and/or the LCH Procedures, take such action in respect of Registered Contracts as may be agreed between the IPE and LCH.

6	New Contracts

6.1	If the IPE wishes to introduce a New Contract, the IPE shall notify LCH of that fact and provide adequate written details of the relevant New Contract and, the Change Control Procedure shall apply.

6.2	LCH shall endeavour to provide the Services in respect of all New Contracts submitted by the IPE.

6.3	Where LCH is unable to provide the Services in respect of New Contracts, it shall promptly notify the IPE.

6.4	Where LCH accepts a New Contract for clearing it shall assist with the design of the New Contract particularly in respect of delivery and/or settlement mechanisms.

7	Information, Documentation and Training

7.1	Provision of information

LCH shall provide promptly such reports, with such contents and in such form, and deliver or make available the same, in such manner as in each case is specified by the LCH Regulations.

7.2	Documentation

LCH shall provide to the IPE and Clearing Members, and update as necessary, such manuals, documentation and other materials (which may be provided in electronic format) as may be reasonably necessary to allow the IPE and IPE Members to receive the benefit of the Services. Such material shall:

(i)	be of a reasonable standard of accuracy, presentation and scope;

(ii)	be the most current version available; and

(iii)	contain such information as would reasonably be required by any person wishing to receive the benefit of the Services.

7.3	Training

Where LCH carries out enhancements or upgrades to the Services or elements of it or the IPE develops a New Contract pursuant to paragraph 6 above, LCH shall, at no additional cost to the IPE or IPE Members, provide the IPE and Clearing Members with such training as is reasonably required to enable the IPE and/or IPE Members to receive the benefit of such enhancements, upgrades and/or New Contracts and (as may be necessary) to enable the IPE to train IPE Members to receive the benefit of such enhancements, upgrades and/or New Contracts.

8	Reports and Records

8.1	Reports

LCH shall provide, within 15 Business Days after the end of each month, reports summarising, in respect of the Services, the actual performance achieved against the Service Levels during that period.

8.2	Records

LCH shall, and shall procure that its sub-contractors shall, produce and retain such records as are reasonably necessary to enable the IPE and IPE Members to comply, in respect, or as a result, of the Services, with their respective obligations under FSMA and which are sufficient to enable the IPE to have a complete and accurate understanding of LCH’s performance of its obligations under this Agreement. LCH shall ensure that:

(i)	the records are produced and retained in accordance with any reasonable written directions made by the IPE’s external auditors; and

(ii)	the records are retained for the minimum period required by applicable Law, or 5 years, whichever is the greater.

9	Accounts

9.1	Account mnemonics

LCH shall, in conjunction with the IPE, assign to each Clearing Member one or more unique mnemonics (or other identifying codes).

9.2	Accounts

9.2.1	LCH shall open in the name of each Clearing Member (subject to the LCH Regulations and the LCH Procedures) one or more accounts; provided that LCH shall not be under any obligation to open more than one account in the name of a Clearing Member who is not an authorised person under FSMA or more than two accounts in the name of a Clearing Member who is an authorised person under FSMA.

9.2.2	LCH shall allow Clearing Members to designate IPE Contracts into separate Client Accounts opened in their names and to ensure that all relevant processes are separately applied to any such separate Client Account opened in a Clearing Member’s name and designated as such.

9.3	Restriction of set-off of Client Accounts

In the case of any Clearing Member who is an authorised person under FSMA, LCH shall not exercise any right of combination or set-off (whether permitted by the LCH Regulations or the LCH Procedures, by agreement, by the general law or otherwise) between any account opened in the name of that Clearing Member and designated a Client Account by that Clearing Member and any account not so designated.

9.4	Restriction on use of Client Accounts

An account designated a Client Account in the name of a Clearing Member who is an authorised person under FSMA will be used by the Clearing Member for the purposes of transactions registered in its name and executed (whether by that Clearing Member or by an IPE Member and allocated to that Clearing Member) upon the instructions of clients and for no other purpose notwithstanding that the Clearing Member shall be responsible for all obligations to LCH in respect of such account.

9.5	Payment of interest on accounts

Different rates of interest may be agreed for different purposes, including in particular a higher rate in respect of default fund contributions. LCH shall pay to Clearing Members, in respect of margins held by LCH from IPE Contracts, interest on such basis as shall from time to time be agreed with the IPE. Rates payable on any such agreed basis shall not, without reasonable cause, be worse than the rates offered to Clearing Members in respect of other contracts cleared through LCH and shall be reasonable in comparison with rates paid by other clearing houses which clear transactions competitive with lPE Contracts.

Schedule 2
Service Levels

To be completed in accordance with sub-clause 3.4

The Service Levels can be altered in accordance with the Change Control Procedure.

Schedule 3
Business Continuity Arrangements

1	Implementing Arrangements

1.1	Maintenance of continuity arrangements

LCH shall ensure that it has in place at all times appropriate business continuity arrangements, having regard to the nature of the Services and LCH’s role as a Recognised Clearing House.

1.2	Continuity facilities

1.2.1	LCH’s business continuity arrangements shall include the provision of off-site continuity facilities at (a) separate location(s) from its main facilities so as to allow the LCH to continue to provide the Services, subject only, in the circumstances giving rise to their use, to minor and reasonable interruptions which shall not exceed the time period referred to in paragraph 3 below.

1.2.2	LCH agrees that its business continuity arrangements might be enhanced if its alternative facilities were to be located further from its main facilities. LCH agrees to use its reasonable commercial endeavours to review whether locating such alternative facilities further from its main facilities might provide a benefit.

2	Maintenance

2.1	LCH shall maintain the Business Continuity Arrangements in accordance with Good Industry Practice.

2.2	LCH shall advise the IPE of the ongoing development of the Business Continuity Arrangements and shall have regard to the reasonable requests of the IPE in making amendments to such arrangements.

3	Continuation after disruption

Without prejudice to the terms of paragraph 1 above, LCH shall ensure that the Business Continuity Arrangements will enable LCH to continue providing all of the Services within 24 hours after the provision of any of them is disrupted by any event which for any reason wholly or partially interferes in a material way with LCH’s ability to provide the Services.

4	Testing

LCH shall perform a full test of the Business Continuity Arrangements as they affect the provision of the Services at least 2 times per year to ensure their effectiveness. As soon as practicable after carrying out every such test, LCH shall notify the results thereof to the IPE.

5	Force Majeure

For the avoidance of doubt, this Schedule 3 shall be subject to Clause 13 of this Agreement.

Schedule 4
Fees

1	Fee Levels

1.1	Current Contracts

Subject to sub-paragraphs 1.4 and 1.5 below, all fees payable by Clearing Members determined by or on behalf of LCH (or any Group Company of LCH) (the “Fees”) for Current Contracts [***].

1.2	Similar New Contracts

Subject to sub-paragraph 1.4 and 1.5 below, the Fees for Similar New Contracts [***]. For this purpose, and the purposes of this Schedule, “Similar” is to be construed in accordance with the following table, any contract appearing in the second column (2) being “Similar” to any contract appearing opposite it in the first column (1):

(1)	(2)

Brent Crude Futures	[***]

Gas Oil Futures	[***]

Natural Gas Futures	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(1)		(2)

Electricity Futures	[***]

1.3	Other New Contracts

1.3.1	The Fees for New Contracts which are not Similar to Current Contracts in accordance with the table in sub-paragraph 1.2.1 above shall be determined by LCH subject to the prior written agreement of IPE.

1.3.2	In determining the Fees payable by Clearing Members on any such New Contract the Parties shall have regard to the level of marginal development and operating costs to be incurred by LCH in respect of such New Contract.

1.3.3	The parties agree that LCH Fees for any New Contract of the type referred to in this sub-paragraph 1.3 shall provide a commercially reasonable return to LCH to reflect, inter alia, the level of investment made and financial and business risk borne by LCH in offering the Services in respect of such New Contract.

1.3.4	Without prejudice to paragraph 6 of Schedule 1, in the event that IPE declines, fails or omits to give its consent to any Fees proposed by LCH for any New Contract of the type referred to in this sub-paragraph 1.3, within 15 Business Days of the making of such proposal by LCH, LCH shall have the right to decline to provide the Services in respect of such New Contract and shall have no liability in respect thereof.

1.4	Unforeseen Circumstances

1.4.1	With regard to any Current Contract and any New Contract which is Similar to a Current Contract and in the event of unforeseen circumstances, LCH may propose to the IPE an increase in the Fees which would make the Fees for that Current Contract or New Contract greater than those set for Current Contracts in the period of LCH’s

***  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

financial year ending in 2002, and IPE shall not unreasonably withhold its consent to such increase.

1.4.2	For the purposes of this sub-paragraph 1.4, it is agreed that, in the event of any such unforeseen circumstance, it would be unreasonable for the IPE to withhold its consent to any proposed fee increase if the result of withholding such consent would be that in respect of any Current Contract or any New Contract which is Similar to a Current Contract the operating cost to LCH in providing the Services in any financial year in respect of that Contract would be more than the Fees charged by LCH of Clearing Members in respect of such Contract.

1.5	Material change in the Services and/or Service Levels

In circumstances where either Party proposes a material change in the Services or Service Levels, in such a way as to lead directly to material development costs or a material increase in LCH’s operating costs, LCH may bring forward proposals for increases in the Fees for Current Contracts and Contracts Similar to Current Contracts. The IPE shall give reasonable consideration to such proposals. The proposals may be implemented subject to the written consent of the IPE, such consent not to be unreasonably withheld.

1.6	Delivery Fees

Notwithstanding sub-paragraph 1.2 above, the Parties agree that with regard to any New Contract which is Similar to a Current Contract appearing in the table in sub paragraph 1.2, the IPE acknowledges that LCH may incur material marginal development costs in respect of delivery processes and that LCH’s marginal operating costs in respect of deliveries may be, or may reasonably be expected to be, materially greater than the equivalent costs in relation to delivered Current Contracts. In such circumstances LCH may bring forward proposals to set delivery fees charged to Clearing Members at a higher level than the delivery fees for equivalent Current Contracts. LCH shall consult the IPE on such proposals which shall be implemented subject to the IPE’s prior written consent, such consent not to be unreasonably withheld.

2	Fee Collections

At the request of the IPE and if permitted by the IPE Regulations, LCH shall collect from Clearing Members and pay to the IPE such levies as may from time to time be payable by such Clearing Members to the IPE, in which event:

(i)	LCH shall not be obliged to make such collection at times or in a manner other than the times or manner at or in which LCH would normally collect from Clearing Members money due to LCH;

(ii)	LCH shall provide to the IPE within 5 Business Days of the end of each month a statement showing the amount collected in such detail and on such terms as may be agreed, together with payment of such amount to the IPE;

(iii)	LCH shall not be obliged to make any rebate or repay any levy which may be due from the IPE to Clearing Members; and

(iv)	LCH shall not be obliged to pursue such collection where a Clearing Member defaults in payment.

Schedule 5
Change Control

1	Discussion of Changes

Within five Business Days after either Party (the “Proposing Party”) notifies the other (the “Receiving Party”) of a proposal for a Change, the IPE and LCH shall discuss the relevant Change to agree whether they can proceed further with the proposed Change or wish to abandon the proposed Change.

2	Progression of Changes

If the Parties agree to proceed further with a Change following discussions under paragraph 1 above, then the Proposing Party will prepare and submit to the Receiving Party a document (a “Change Control Notification”) which shall substantially reflect the details of the Change and shall contain the matters to be agreed formally by the Parties in respect of that Change.

3	Contents of the Change Control Notification

Each Change Control Notification shall take the form as agreed from time to time between the Parties and shall contain:

(i)	a serial number,

(ii)	the originator and date of the request for the relevant Change;

(iii)	the reason for the relevant Change;

(iv)	full details of the relevant Change;

(v)	details of any variations to this Agreement to be made as a result of the relevant Change;

(vi)	a proposed timetable for implementing the relevant Change;

(vii)	the date of expiry of validity of the Change Control Notification as agreed between the Parties; and

(viii)	provision for signature by the IPE and LCH for acceptance or rejection of the Change Control Notification.

4	Consideration of Change Control Notification

In respect of each Change Control Notification, the Receiving Party will, within the period of its validity, evaluate the Change Control Notification and, as appropriate:

(i)	approve the Change; or

(ii)	reject the Change; or

(iii)	endeavour to reach agreement with the Proposing Party on any changes needed to the Change Control Notification to make the Change acceptable to the Proposing Party.

5	Notification

5.1	If the Receiving Party accepts the Change Control Notification (either as submitted by the Proposing Party or as amended by agreement between the Parties), then the IPE and LCH will sign as agreed, as soon as possible thereafter, two copies of the Change Control Notification, with each Party retaining one signed copy. Upon the Change Control Notification being signed by both Parties, this Agreement shall, as appropriate, be taken to have been amended in accordance with the Change Control Notification.

5.2	Unless and until the Parties have agreed the contents of a Change Control Notification, the Parties must continue to perform their respective obligations under this Agreement without that variation.

6	Change to Services

In relation to any proposed Change involving a Change to the Services, if the proposed Change to the Services would result in the LCH providing a service which the Parties agree was provided by LCH as at the date of this Agreement (but not specified in Schedule 1 for whatsoever reason), LCH shall approve the proposed Change, and the Parties shall agree to whom that Service is provided, and shall agree to amend Schedule 1 (including sub-paragraph 1.2 of Schedule 1) accordingly.

Schedule 6
Relationship Management

1	The IPE Contract Manager and LCH Contract Manager

1.1	The principal point of contact between the IPE and LCH in relation to issues arising out of the performance of the Services will be the IPE Contract Manager and the LCH Contract Manager. Either Party acting reasonably may change the identity of their respective representative at any time by prior written notice to the other Party.

1.2	Unless the IPE otherwise agrees, LCH shall ensure that the LCH Contract Manager does not undertake any work for LCH or any Group Company of LCH on any Energy Products other than provision of services to the IPE Group.

1.3	Meetings between the IPE Contract Manager and the LCH Contract Manager will take place regularly but no less than six times per calendar year. Such meetings will be held to discuss the day-to-day operational issues arising out of the provision of the Services, and any issues which may require escalation to the next meeting of the IPE/LCH Liaison Committee.

1.4	In the event that an issue requires to be escalated to the IPE/LCH Liaison Committee, the IPE Contract Manager and the LCH Contract Manager shall work together to prepare such reports as may be appropriate for submission to the. IPE/LCH Liaison Committee.

2	The IPE/LCH Liaison Committee

2.1	The objective of the IPE/LCH Liaison Committee is to act as an escalation point for the IPE Contract Manager and/or the LCH Contract Manager and to ensure that strategic as well as operational issues are being raised and addressed as between the Parties. Strategic issues affecting the Services should be presented to the IPE/LCH Liaison Committee by either Party as soon as reasonably practicable to ensure appropriate prioritisation and assist decision making.

2.2	The membership of the IPE/LCH Liaison Committee shall, at a minimum, be as follows:

For the IPE:	For LCH:
A Director	A Director
IPE Contract Manager	LCH Contract Manager

2.3	Meetings of the IPE/LCH Liaison Committee shall be held at least quarterly. Additional meetings may be called upon reasonable notice given by either Party.

2.4	The IPE Contract Manager and the LCH Contract Manager shall agree the time, location, agenda, procedures and method of recording each meeting.

2.5	Both the IPE and LCH will take all reasonable steps to ensure that their appropriate representatives or suitable alternates attend all meetings.

Schedule 7
Benchmarking Process

1	Benchmarking Notices

1.1	The IPE may, by notice in writing to LCH (a “Benchmarking Notice”), subject:

(i)	any aspect of the Services (other than Fees and charges); and/or

(ii)	the Service Levels,

to formal benchmarking.

1.2	The IPE may withdraw any Benchmarking Notice, and cancel the appointment of the Benchmarking Advisor (as defined in sub-paragraph 2.1 below), at any time before acceptance by the Benchmarking Advisor of his or her appointment (or at any time with LCH’s written consent).

2	Benchmarking Advisor

2.1	The benchmarking process shall be undertaken by an organisation recognised as having benchmarking capability nominated by the IPE and agreed by LCH (such agreement not to be unreasonably withheld) (the “Benchmarking Advisor”). For the avoidance of doubt, the Benchmarking Advisor shall not be an employee, director or other staff member of an RCH or overseas equivalent. IPE shall provide to LCH evidence of the proposed Benchmarking Advisor’s qualifications and experience.

2.2	IPE shall bear the fees of the Benchmarking Advisor.

2.3	The Benchmarking Advisor shall be required to submit to the Parties the name and curriculum vitae of each of its proposed personnel to be deployed on the matter. Each Party shall have the right to object to the deployment of proposed personnel and to require the Benchmarking Advisor to propose (and submit particulars of) alternative personnel, provided that the reasons for its objections are reasonable, and are supplied to the other Party and the Benchmarking Advisor in writing within 10 Business Days of the Parties receiving the particulars of the personnel.

2.4	The Benchmarking Advisor shall be required to enter into an appropriate confidentiality agreement on terms to be agreed between the Parties.

2.5	The IPE shall not exercise its right to institute the benchmarking process more than once every two calendar years, unless LCH agrees otherwise, except that the IPE may institute such benchmarking process within six weeks of the occurrence of a material failure of a material part of the Services.

3	Benchmarking Terms of Reference

3.1	In order that there are no ambiguities in relation to each Party’s understanding of how the benchmarking activity is to be undertaken, its findings interpreted and any resulting actions taken, the Benchmarking Advisor will be instructed to conduct the benchmarking activity in accordance with a written set of instructions (the “Benchmarking Terms of Reference”). The IPE shall prepare the first draft of the Benchmarking Terms of Reference and deliver it to LCH. The IPE and LCH shall endeavour to agree the Benchmarking Terms of Reference. If the IPE and LCH are unable to agree the Benchmarking Terms of Reference within 20 Business Days of the date on which the first draft was delivered to LCH, either Party may request the Benchmarking Advisor to prepare a draft Benchmarking Terms of Reference. Neither Party shall unreasonably withhold its approval of the draft Benchmarking Terms of Reference prepared by the Benchmarking Advisor. Following agreement of the Benchmarking Terms of Reference, a representative of each Party shall sign the Benchmarking Terms of Reference, which shall then be delivered by either Party to the Benchmarking Advisor.

3.2	As a minimum, the Benchmarking Terms of Reference will instruct the Benchmarking Advisor:

(i)	to compare, using generally accepted benchmarking processes, the benchmarked matter at the start of the calendar year during which the Benchmarking Notice is served (the “Benchmarking Time”) with service levels for equivalent services, but taking into account any information provided and representations made to the Benchmarking Advisor by the Parties;

(ii)	as to the external party or parties providing services against which the Services will be compared;

(iii)	to assess objectively the suitability and competitiveness of the benchmarked matter when considered against:

(a)	the service performance for the 12 month period prior to the Benchmarking Time which shall cover scope, quantity, quality, composition and complexity of the service requirements; and

(b)	the current and expected service requirements for the 12 months after the Benchmarking Time, covering quantity, quality, composition and complexity of the service requirements;

3.2.1	to present a written report summarising his findings and conclusions (the “Benchmarking Report”) to the IPE and LCH, as soon as practicable and, in any event, no later than 8 weeks after the date on which the Benchmarking Terms of Reference were settled in accordance with sub-paragraph 3.1 above.

3.3	For the avoidance of doubt, the Benchmarking Advisor may consider factors other than those set out in the Benchmarking Terms of Reference (but he may not disregard factors which are set out therein) where not to do so would result in the Benchmarking Report being materially unfair to either Party.

4	Further Obligations of the Parties

Each Party shall provide the Benchmarking Advisor with such information and assistance as shall be agreed between the Parties. The Parties shall co-operate in good faith with the Benchmarking Advisor. The Parties agree that they may disclose to the Benchmarking Advisor the terms of this Agreement.

5	Benchmarking Reports

5.1	The IPE and LCH shall be given a period of 20 Business Days following receipt of the Benchmarking Report to review and comment on the findings.

5.2	The information in any and all Benchmarking Reports shall be treated in the same way as if it were confidential information disclosed by a Party under this Agreement.

5.3	Where the Benchmarking Report identifies that the Service Levels are lower than those recommended by the Benchmarking Adviser, or identifies in some other respect that the Services and/or Service Levels are inferior to those recommended by the Benchmarking Adviser, LCH shall consider the relevant recommendation and make such adjustments to the Services as it considers appropriate. LCH shall provide the IPE with an explanation should it consider the making of such adjustment(s) inappropriate. Either Party may treat any such response as a Dispute to be resolved in accordance with Clause 16 of this Agreement.

Schedule 8
Exit Management

1	Development of Exit Management Plan

Following the date of this Agreement, the Parties shall prepare an exit management plan to facilitate the provision of replacement Services to the IPE by (a) nominated Successor Operator(s) including, for the avoidance of doubt, transfer of open interests to such Successor Operator(s) (the “Exit Management Plan”). Each of the Parties, acting in good faith, shall use their respective reasonable endeavours to agree the Exit Management Plan no later than 9 months after the date of this Agreement. Once agreed, the Exit Management Plan shall be signed by both Parties.

2	The Exit Phase

During the Exit Phase:

(i)	LCH shall use all reasonable endeavours to ensure that the Services are supplied in accordance with this Agreement and the Service Levels;

(ii)	LCH and the IPE shall use all reasonable endeavours during the Exit Phase to implement the Exit Management Plan successfully and in full;

(iii)	where the Exit Management Plan so provides, LCH shall provide the IPE and/or any nominated Successor Operator(s) with copies of all information identified in such Exit Management Plan in such form as may be agreed between the Parties in a timely fashion in accordance with the Exit Management Plan;

(iv)	LCH shall return or procure the return to the IPE of all property of the IPE relevant to the Services and which belongs to the IPE and which is in the possession of LCH, its officers, employees, agents or contractors; and

(v)	the IPE shall return or procure the return to LCH of all property of LCH relevant to the Services and which belongs to LCH and which is in the possession of the IPE, its officers, employees, agents or contractors;

provided that, in the performance of the Exit Management Plan, LCH shall not be required to breach any duty of confidentiality properly owed to any person nor to transfer or otherwise deal with any Registered Contracts without such member consents as the Parties deem appropriate.

3	Intellectual Property Rights

On termination of this Agreement, any licence to LCH of the IPE’s Intellectual Property Rights, and any licence to the IPE of LCH’s Intellectual Property Rights, shall cease.

4	IPE Materials and LCH Materials

Upon termination of this Agreement, LCH shall identify the IPE Materials by written notice to the IPE and the IPE shall identify the LCH Materials by written notice to the LCH and:

(i)	LCH shall return the IPE Materials to the IPE and the IPE shall return the LCH Materials to LCH; and/or

(ii)	if the IPE so elects by written notice, LCH shall delete the IPE Materials from all information files, if any, maintained by LCH; and, if LCH so elects by written notice, the IPE shall delete the LCH Materials from all information files, if any, maintained by the IPE.

5	Payment

The Parties agree that the costs of implementing the Exit Management Plan shall be borne as set out therein, as shall the basis for the recovery of any unrecovered development costs.

Schedule 9
IPE Dependencies

1	Records

Throughout the Business Day the IPE shall provide LCH with a full, complete and accurate record of all IPE Contracts entered into on that Business Day in machine readable form in accordance with the IPE’s procedures.

2	Details of IPE Contracts

2.1	The IPE shall ensure at all times that IPE Members are required to present to the IPE details of all IPE Contracts entered into on the relevant day so far as is known to them and the IPE shall take all reasonable steps to ensure that the IPE Regulations are enforced in that regard.

2.2	The IPE shall at all times maintain full, complete and accurate records of all IPE Contracts presented for registration to LCH, except IPE Contracts arising from the exercise of registered Options. Such records shall be in such form as may be agreed from time to time between LCH and the IPE; provided that at least the following information shall be retained by the IPE:

(i)	the date and time at which the IPE Contract was made or was notified to the IPE;

(ii)	the names of the IPE Members who entered the IPE Contract and the Clearing Member(s) in whose names it was presented for registration; and

(iii)	the commodity the quantity or number of lots, the delivery month or prompt date and the price (or, in the case of an Option, the strike price and the premium).

2.3	The IPE shall allow LCH access to the records referred to in sub-paragraph 2.2 above at all reasonable times on reasonable notice and retain the records for a period of 3 years from the date on which they were created.

3	Information

3.1	The IPE shall use its best endeavours to ensure that all information provided to LCH by the IPE is accurate in all material respects.

3.2	Subject to the express provisions of this Agreement, the IPE shall respond promptly to all reasonable requests by LCH for information or decisions relating to this Agreement, to the extent reasonably required by LCH for the purpose of performing its obligations under this Agreement.

4	Business Continuity

The IPE shall provide reasonable co-operation in the testing by LCH of the Business Continuity Arrangements in accordance with paragraph 4 of Schedule 3 (Business Continuity Arrangements).

5	Official Quotations

The IPE shall calculate all official quotations required by the IPE Regulations. In particular, the IPE shall each Business Day, at such times and in such manner as the Parties may from time to time agree, notify LCH of the price or value which properly and fairly represents the price or value of each commodity which is the subject of an IPE Contract at the time as at which such price or value is given.

6	Invoicing Back

Where an IPE Contract is to be invoiced back or closed out by resale under the IPE Regulations or the LCH Regulations or the LCH Procedures, the IPE shall fix an invoicing back price or premium (in the case of an Option) or resale price within 24 hours of being requested in writing by LCH to do so.

7	Personnel

The IPE shall provide appropriately qualified and experienced personnel for the purposes of discussing matters which the IPE and LCH are from time to time required to discuss, consult on and/or attempt to agree for the purposes of this Agreement.

8	Assistance

The IPE shall provide LCH, on request, with reasonable assistance and cooperation to assist LCH in understanding the requirements of the IPE Regulations and/or the IPE System.

Schedule 10
Information Technology and Data Protection

1	Euro

LCH will, to the extent to which it stores or processes monetary amounts or currency-related data, conduct any relevant currency conversions in accordance with applicable Law.

2	IT Security Requirements

2.1	Each Party shall be responsible for its own information technology security. LCH shall maintain an appropriate information technology security policy approved by the LCH Board of which all LCH staff shall be made aware. LCH’s staff shall be made aware of such aspects of IPE’s technology security as necessary. LCH undertakes to disclose its information technology security policy under terms of confidentiality to an appropriately qualified person nominated by the IPE. Information technology risk assessments will be carried out in accordance with LCH policy.

2.2	Each Party will review on a regular basis its own access levels (including super user, system administrator and similar rights) in relation to information technology security.

2.3	Amendments to physical access rights to the LCH’s information technology locations will be consistent with the LCH information technology policy.

3	Technology Refresh

Without limiting any of its other obligations under this Agreement, LCH shall, and shall procure that its sub-contractors shall, keep the resources (including the hardware and software) used in providing the Services to the IPE (the “Technical Resources”) at a technological level that is comparable with the level of technological advancement generally being used by LCH in relation to other Exchanges or markets which are in the nature of commodity and/or commodity derivative contracts and which, for the avoidance of doubt, includes The London Metal Exchange Limited and the Euronext Group, except as otherwise required by the IPE.

4	Maintenance of CPS

4.1	LCH shall procure that the CPS clearing processing system continues to be supported for a period of 3 years from the date of this Agreement, unless otherwise agreed in writing by the IPE.

4.2	LCH agrees that:

(i)	It will consult with the IPE in the on-going development of its IT strategy insofar as the same may affect the provision of the Services, including in relation to any successor system to the CPS clearing processing system; and

(ii)	It will, at the IPE’s election, make available to the IPE as part of the Services such elements of its Clearing 21 system (or any other clearing processing system which it may develop) as it may from time to time make available to other Exchanges (including, for the avoidance of doubt, members of the Euronext Group).

4.3	LCH shall ensure that any successor system to the CPS clearing processing system achieves levels of functionality, performance and reliability not materially lower than those provided by CPS in the 12 month period prior to the date of this Agreement or, if higher, the 12 month period prior to the adoption of such successor system.

5	Provision of interface

LCH shall ensure that any successor, enhancement or replacement system for CPS shall support an interface with the IPE System.

6	Loss of Data

6.1	In the event that any Transaction Data is either destroyed or lost or is sufficiently degraded to be unusable solely by a breach of this Agreement by LCH, LCH shall be liable for the cost, if any, of reconstitution of that data and/or the costs and expenses incurred by the IPE in recreating any such data (which, for the avoidance of doubt, shall not be re-charged to the IPE). Payment of such costs by LCH in accordance with this sub-paragraph 6.1 shall not prejudice or affect any other right of action or remedy which shall have accrued, or shall thereafter accrue, to the IPE.

6.2	To the extent that data transmitted or processed in connection with the Services is either destroyed or lost or is sufficiently degraded to be unusable solely by a breach of this Agreement by the IPE (the “Corrupted Data”), the IPE shall be liable for the cost of reconstruction of that data and/or the costs and expenses incurred by LCH in recreating such data.

6.3	Both Parties shall use their respective reasonable endeavours in accordance with Good Industry Practice to prevent the introduction of any Virus to the IT System of the other Party which shall include without limitation utilising commercially available anti-Virus detection applications. In this sub-paragraph 6.3, “Virus” means any thing or device incorporated in, or attached to, any software or data which may impair or otherwise adversely affect the operation of any computer, prevent or hinder access to any program or data, impair the operation of any program or the reliability of any data (whether by rearranging the same within the computer or any storage medium or device or by altering or erasing the program or data in whole or in part, or otherwise), including computer viruses and other similar things.

7	Data Protection

In connection with the subject matter of this Agreement, both parties shall comply with all applicable data protection Law and any notifications or registrations made by either Party under such Law.

Schedule 11
IPE Regulations

1	IPE Members

1.1	In accordance with the IPE Regulations, the IPE may at any time introduce a new category or class of IPE Member or alter or modify the rights, privileges and/or obligations of an existing category or class of IPE Member; provided that where such introduction, alteration or modification may affect the clearing of contracts by LCH, the IPE shall as soon as reasonably practicable advise LCH of its proposal to make the introduction, alteration or modification and shall thereafter consult with LCH.

1.2	Without prejudice to the requirement to inform and consult in sub-paragraph 1.1 above, the IPE shall give LCH not less than 14 days’ written notice of the date on which the IPE intends to introduce a new category or class of IPE Member or to alter or modify the rights, privileges or obligations of an existing category or class of IPE Member.

1.3	LCH may, by written notice to the IPE (to be given no less than 7 days before the expiry of the period specified in paragraph 1.2 above), decline to register any IPE Contract presented by, or having any connection with, a new category or class of IPE Member if LCH reasonably determines that the introduction of such new category or class of IPE Member will lead to any change in the obligations of Clearing Members to any class or category of IPE Member or to LCH, or that it will lead to an increase in the liabilities or obligations of LCH. This paragraph is without prejudice to the rights of LCH under the LCH Regulations.

1.4	If LCH declines pursuant to paragraph 1.3 above to register IPE Contracts presented by or having any connection with a new category or class of IPE Member, the IPE shall be entitled to make other arrangements for clearing in respect of such IPE Contracts.

1.5	Neither LCH nor the IPE shall make any public announcement of the IPE’s intention to introduce a new category or class of IPE Member or to alter or modify the rights, privileges or obligations of an existing category or class of IPE Member until the period specified in paragraph 1.2 above has elapsed unless such announcement or disclosure has been agreed to by both LCH and the IPE.

1.6	Paragraphs 1.1 to 1.5 above shall have effect without prejudice to sub-clause 6.1 of this Agreement.

2	Give-Ups

The IPE may, in accordance with the IPE Regulations, allow and require Clearing Members to assume responsibility for IPE Contracts made by IPE Members who are not Clearing Members. Such IPE Members shall be required to enter into a clearing agreement substantially in the form (or one of the forms if more than one, as appropriate) in current use at the date of this Agreement (copies of which have been signed by the parties for the purposes of identification) or such other form proposed by LCH and approved in writing by the IPE, and the IPE shall not (without the consent of LCH) cause or permit any change in IPE Regulations which is inconsistent with the terms of such clearing agreement. Where the IPE Regulations do not make any provision for clearing agreements, the foregoing sentence shall be of no effect.

3	Dealing as Principal

In all dealings with LCH, Clearing Members shall be required to act as principals and the IPE shall make it a provision of the IPE Regulations that all IPE Contracts entered into in accordance with the IPE Regulations shall be made by an IPE Member as a principal with any other IPE Member, and not as agent.